Exhibit 10.2

March 16, 2025

Ian F. Smith

Dear Ian:

On behalf of Stoke Therapeutics, Inc. (the “Company”), this letter agreement (the “Agreement”) sets forth the terms and conditions of your appointment as Interim Chief Executive Officer of the Company.

1.
Position; Continued Board Service. Effective as of March 19, 2025 (the “Start Date”), you will be appointed as the Company’s Interim Chief Executive Officer (“Interim CEO”) reporting to the Company’s Executive Chair (“Executive Chair”) and the Company’s Board of Directors (the “Board”). You will have all of the duties, responsibilities and authority commensurate with the position of Chief Executive Officer, including those set forth in the Company’s Bylaws with respect to the Company’s Chief Executive Officer. You shall provide services to the Company as its Interim CEO from the Company’s office in Bedford, MA, provided that you shall be permitted to provide services in other locations as agreed upon by you and the Executive Chair. You will be expected to devote a majority of your working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board, other than continuing service on the other boards of directors on which you currently serve on the date hereof and serving as a senior advisor to Bain Capital Life Sciences. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, professional and academic activities, and, subject to prior approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of other for‑profit companies, provided that such activities do not at the time the activity or activities commence or thereafter create an actual or potential business or fiduciary conflict of interest. During the Interim CEO Service Period (as defined below): (a) you will continue to serve as a member of the Board, however, you will not serve on any Board committees or participate in executive sessions requiring director independence during the Interim CEO Service Period; and (b) you will continue to vest in any previously-issued equity awards according to the terms and conditions of the applicable agreements governing such awards. In addition, we anticipate that you will continue as a member of the Board following the Interim CEO Service Period.
2.
Equity Award. You will be granted the opportunity to purchase up to 238,420 shares of Common Stock of the Company (the “Option”) under our 2019 Equity Incentive Plan (the “Plan”) at the fair market value of the Company's Common Stock, as determined by the Board on the date the Board approves such grant. The shares you will be given the opportunity to purchase: (a) will vest at the rate of 1/12th per month during the Interim CEO Service Period (as defined below); and (b) shall cease vesting upon the termination of this Agreement prior to the end of the Interim CEO Service Period. Subject to your continued service throughout the Interim CEO Service Period, upon the earlier of: (x) the New CEO Date (as defined below) and (y) the consummation of a Corporate Transaction (as defined in the Plan), all then-unvested shares underlying the Option shall accelerate and become vested in full.
3.
Term and Termination. Subject to the terms of this Agreement, this Agreement will remain in effect for a period commencing on the Start Date and ending on the appointment and commencement of service of a permanent Chief Executive Officer (the “New CEO Date”), or until such later date, as mutually agreed upon between the parties, as necessary to assist the permanent Chief Executive Officer transition into their role (not to exceed sixty (60) days following the New CEO Date) (the “Interim CEO Service Period”), unless earlier terminated by you or the Board. Further, you agree and acknowledge that Interim CEO is a temporary position and that your service as Interim CEO will be “at will,” meaning that either you or the Board may terminate your service as Interim CEO at any time and for any reason.
4.
Confidential Information and Other Company Policies. You will be bound by and comply fully with the Company’s standard confidentiality agreement, insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees and service providers, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless you consent to the same at the time of such amendment.
5.
Company Records and Confidential Information.
a.
Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you prepare or use or come into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of your service as Interim CEO, subject to your reasonable needs to fulfill your fiduciary duties as a member of the Board of Directors.
b.
Confidentiality. You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.
6.
Indemnification. You will be named as an insured, and identified as the Company’s chief executive officer, on the Company’s director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, and will be subject to indemnification pursuant to the indemnification agreement, dated September 18, 2023, that you previously entered into with the Company.
7.
Arbitration. You and the Company agree to submit to mandatory binding arbitration, in Boston, Massachusetts before a single neutral arbitrator, any and all claims arising out of or related to this Agreement and your service as Interim CEO with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, you and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims, except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information. The arbitration shall be conducted through JAMS pursuant to JAMS Comprehensive Arbitration Rules and Procedures then in effect. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.
8.
Miscellaneous.
a.
Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.
b.
Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.
c.
Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
d.
Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter herein. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.
e.
Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without reference to conflict of laws provisions.
f.
Survival. The provisions of this Agreement shall survive the termination of your service as Interim CEO for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

[Signature Page to Agreement Follows]

Please sign and date this Agreement, and return it to me if you wish to accept service as Interim CEO at the Company under the terms described above.

Best regards,

/s/ Arthur Tzianabos

Arthur Tzianabos, Chair of the Board

Stoke Therapeutics, Inc.

I, the undersigned, hereby accept and agree to the terms and conditions of my service as Interim CEO with the Company as set forth in this Agreement.

By: /s/ Ian F. Smith

Ian Smith

Date: Mar-17-2025

[Signature Page to Interim CEO Letter Agreement]